P. O. Box 766 • Casper, WY 82602 • 1-307-237-9330 • Fax: 1-307-266-1823
FOR RELEASE AT 6 AM
Date: January 23, 2007
Double Eagle Petroleum Reports Christmas Meadows Update
Casper, Wyoming — Double Eagle Petroleum Co. (NASDAQ: DBLE) reported today that the Table Top Unit #1 well at the Christmas Meadows Prospect was at 14,906 feet and drilling ahead at 8 AM on January 22, 2007. We believe that we have penetrated the first and second Frontier sandstones and found poor reservoir quality rock in these intervals. Our evaluation has been done with drill times and cuttings as well as natural gas shows as these zones were drilled. A more extensive evaluation will be done when we reach total depth and logs are run. We are drilling ahead to test the Dakota sandstones that produce at Bridger Lake and Lucky Ditch Fields on the south end of the Moxa Arch, approximately twenty-five miles to the northeast of Christmas Meadows. To date, production from the Dakota sandstones at Bridger Lake Field has been 13.5 million barrels of oil and 67 billion cubic feet of gas. At Lucky Ditch Field, Dakota sandstone production to date has been 9.7 million barrels of oil and 71 billion cubic feet of gas.
Double Eagle has a 26.160833% working interest and is the operator in the Table Top Unit #1 well. After payout, Double Eagle’s working interest would increase to 31.25812%. The 16,000 foot wildcat was spudded on September 8, 2006.
Stephen H. Hollis, CEO of Double Eagle, commented: “The quality of reservoir in the Frontier section was disappointing. Several coals were present and contained gas, but the sandstones apparently never cleaned up and had clayfill with some siliceous cement. We believe that we are in the right place structurally and now just need a good reservoir. Hopefully, the Dakota sandstones will be well developed as they are to the northeast.”
About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 90% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve the Christmas Meadows Prospect in northeastern Utah as well as the Cow Creek Unit Deep and South Fillmore prospects in southwestern Wyoming.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the

Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements.

Company Contact:
John Campbell	Steve Hollis, President
(303) 794-8445	(307) 237-9330